[BCE INC. LOGO]

News Release
For immediate release

BCE files for regulatory approvals of acquisition by investor group led by Teachers’,
Providence and Madison

MONTREAL, Quebec, August 2, 2007 – BCE today announced that all necessary filings have now been made for regulatory approval of the proposed acquisition of BCE by an investor group led by Teachers’ Private Capital, the private investment arm of the Ontario Teachers’ Pension Plan, Providence Equity Partners Inc. and Madison Dearborn Partners, LLC. These include filings with Industry Canada, the Canadian Radio-television and Telecommunications Commission, the Canadian Competition Bureau, the U.S. Department of Justice and Federal Communications Commission and six U.S. states. A definitive agreement for the transaction was reached on June 30, 2007.

About BCE Inc.

BCE is Canada’s largest communications company, providing the most comprehensive and innovative suite of communication services to residential and business customers in Canada. Under the Bell brand, the Company’s services include local, long distance and wireless phone services, high-speed and wireless Internet access, IP-broadband services, information and communications technology services (or value-added services) and direct-to-home satellite and VDSL television services. Other BCE holdings include Telesat Canada, a pioneer and world leader in satellite operations and systems management, and an interest in CTVglobemedia, Canada’s premier media company. BCE shares are listed in Canada and the United States.

Caution Concerning Forward-Looking Statements

This news release contains forward-looking statements relating to the proposed acquisition of BCE Inc. and other statements that are not historical facts. Such forward-looking statements are subject to important risks, uncertainties and assumptions. The results or events predicted in these forward-looking statements may differ materially from actual results or events. As a result, you are cautioned not to place undue reliance on these forward-looking statements.

The completion of the proposed transaction is subject to a number of terms and conditions, including, without limitation: (i) approval of the CRTC, Competition Bureau, Industry Canada and other applicable governmental authorities, (ii) required BCE shareholder approval, (iii) necessary court approvals, and (iv) certain termination rights available to the parties under the definitive agreement. These approvals may not be obtained, the other conditions to the transaction may not be satisfied in accordance with their terms, and/or the parties to the definitive agreement may exercise their termination rights, in which case the proposed transaction could be modified, restructured or terminated, as applicable. Failure to complete the proposed transaction could have a material adverse impact on the market price of BCE Inc.’s shares. In addition, depending on the circumstances in which the proposed transaction is not completed, BCE Inc. could have to pay the investor group significant fees and costs.

The forward-looking statements contained in this news release are made as of the date of this release. We disclaim any intention and assume no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, we undertake no obligation to comment on expectations of, or statements made by, third parties in respect of the proposed transaction. For additional information with respect to certain of these and other assumptions and risks, please refer to the related material change report and the definitive agreement, as well as BCE Inc.’s 2007 Second Quarter MD&A dated July 31, 2007, filed by BCE Inc. with the Canadian securities commissions (available at www.sedar.com) and with the U.S. Securities and Exchange Commission (available at www.sec.gov).

For inquiries, please contact:

Pierre Leclerc Bell Canada, Media Relations 514 391-2007 1 877 391-2007	Thane Fotopoulos BCE, Investor Relations 514 870-4619 thane.fotopoulos@bell.ca

pierre.leclerc@bell.ca